                                      Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC.  ANNOUNCES INCREASED SALES AND EARNINGS FOR ITS FIRST QUARTER 2015

Ocala, FL…March 16, 2015--Today Nobility Homes, Inc. (OTC MKTS: NOBH) announced sales and earnings results for its first quarter ended January 31, 2015.  Sales for first quarter 2015 were up 35% to $5,576,800 as compared to $4,137,438 recorded in first quarter 2014.  Income from operations for first quarter was $424,820 compared to $84,186 in the same period a year ago.  Net income after taxes was $479,788 as compared to $103,402 for the same period last year.  The net income after taxes for first quarter 2015 included a $5,693 non-cash loss from our investment in a retirement community limited partnership.  Diluted earnings per share for first quarter 2015 were $.12 per share compared to $.03 per share last year.
Nobility’s financial position in first quarter 2015 remains very strong with cash and cash equivalents and short term investments of $15,156,309 and no outstanding debt.  Working capital is $23,328,403 and our ratio of current assets to current liabilities is 11.1:1. Stockholders’ equity is $36,935,334 and the book value per share of common stock increased to $9.09.
Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. is improving; however, our sales and earnings continue to be adversely affected by the challenging housing environment, the uncertainty of the U.S. and world economy, employment levels, consumer confidence and, in particular, the lack of available retail and wholesale financing.  Constrained consumer credit and the lack of lenders in the industry, partly as a result of an increase in government regulations, have limited many affordable manufactured housing buyers from purchasing homes.
For the Company to significantly improve their sales and earnings, our country must experience a growing and more stable economy with less uncertainty.  Continued improved sales of the existing home market, declining unemployment, increased consumer confidence, and, most importantly, more manufactured housing retail financing and a greater number of lenders with less stringent underwriting requirements for our affordable home buyers, would help improve our operations. Our 47 years of experience in the Florida market combined with home buyers’ increased need for more affordable housing should serve the Company well in the coming years.  Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.
We understand that during an uncertain economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position.”
We have specialized for 47 years in the design and production of quality, affordable manufactured homes at our plant located in central Florida.  With our multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL.  IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.